Exhibit 4(a)

SHARE PURCHASE AGREEMENT

between

Goldcup 7149 AB,

changing name to

Trinity Biotech Sweden AB

and

XXXX Xxxxxxxxx AB,

et al

regarding the shares in

Fiomi Diagnostics AB

TABLE OF CONTENTS

		Page number
1	PARTIES	4

2	BACKGROUND	5

3	DEFINITIONS AND INTERPRETATION	5

4	SALE AND PURCHASE OF THE SHARES	11

5	CONSIDERATION	11

6	LOCKED BOX	13

7	CLOSING	15

8	POST-CLOSING EVENTS	16

9	WARRANTIES OF THE SELLERS	17

10	SPECIFIC WARRANTY	25

11	BUYER’S WARRANTIES	25

12	COVENANTS	26

13	OTHER	28

14	SELLERS’ INDEMNIFICATION	28

15	LIMITATIONS TO THE SELLERS’ WARRANTIES	29

16	THIRD PARTY CLAIMS	31

17	MISCELLANEOUS	32

Schedules

Schedule 3.1.11	Closing Balance Sheet

Schedule 3.1.15	Company’s registration certificate

Schedule 3.1.16	Data Room

Schedule 3.1.17	Disclosure letter

Schedule 3.1.27	XXX Xxxxxxx

Schedule 3.1.29	Key Assets

Schedule 3.1.32	Leased Premises

Schedule 3.1.40	Material Agreements

Schedule 5.1.1	Payment instructions and allocation of Aggregated Consideration

Schedule 5.2	Milestone Payments

Schedule 7.1.1e)	Company’s share register

Schedule 7.1.1f)	Copy of the VAT Loan Agreement

Schedule 9.11.1	Summary of employment terms and conditions prior to Closing

Schedule 9.13.1	Insurances

Schedule 12.3.2	Engagements and Assignments

1	PARTIES

As of the 28 February 2012, the below listed parties have entered into the following agreement.

1.1	Goldcup 7149 AB, c.n.t Trinity Biotech Sweden AB, corporate registration no. 556871-5410, a limited liability company incorporated under the laws of Sweden, with registered address at Box 270, 851 04, Sundsvall, Sweden (the “Buyer”);

1.2	Xxxxxx x xxxxxxxxx xxxxxx xx, corporate registration xxxxxxxxxxxxxxx, a limited liability company incorporated under the laws of Sweden, with registered address at xxxxxx xxxxxxxxxxxxxx xx, xxxxxx Stockholm, Sweden;

1.3	Xxxx xxxxxxxxx xx, corporate registration no. Xxxxxx-xxxx, a limited liability company incorporated under the laws of Sweden, with registered address at xxxxxx xxxxxxxxxxxxxx xx, xx-xxx xx Stockholm, Sweden;

1.4	Xxxxxxxx XX, corporate registration no. xxxxxx-xxxx, a limited liability company incorporated under the laws of Sweden, with registered address at xxx xxxxxxxxxxxxxxxx xx, xx-xxx xx Uppsala, Sweden;

1.5	Xxxxxx xx, corporate registration no. xxxxxx-xxxx, a limited liability company incorporated under the laws of Sweden, with registered address at xxxxxxxx xxxxxxxx xx, xxxxxxxxxxxxx xx, xxx xx Stockholm, Sweden;

1.6	Xxxx Xxxxxxxxxx, personal identification no. xxxxxxxxx, with registered address at xxxxx xxx xxx xx, xxxxxxxxxxx, xx xxxxx, USA;

1.7	Xxx Xxxxx, personal identification no. xxxxxx-xxxx with registered address at xxxxxxxx xx, xxx xx Uppsala, Sweden;

1.8	Xxxx Xxxxxxxxx, personal identification no. xxxxxx-xxxx with registered address at Xxxxxxxxxxxx xx, xxx xx Xxxx;

1.9	Xxxxx Xxxxxxxxx, personal identification no. xxxxxx-xxxx, with registered address at Xxxxxxxxxxx xxx, xxx xx Uppsala, Sweden;

1.10	Xxxxxxx Xxxx, personal identification no. xxxxxx-xxxx, with registered address at Xxxxxxxxxxxx x, xxx xx Uppsala, Sweden; and

1.11	Xxxxx Xxxxx, personal identification no. xxxxxx-xxxx, with registered address at Xxxxxxxxxxx xxx, xxx xx Uppsala, Sweden.

The legal and physical persons listed in above under the Sections 1.2 to 1.11 are below referred to jointly as the “Sellers” and individually as a “Seller”).

The Buyer and the Sellers are below referred to jointly as the “Parties” and individually as a “Party”.

2	BACKGROUND

2.1	The Sellers are the owners of all issued and outstanding shares in Fiomi Diagnostics AB, corporate registration no. 556705-3730, a limited liability company incorporated under the laws of Sweden, with registered address at Dag Hammarskjölds väg 52 A, 751 83 Uppsala, Sweden (the “Company”).

2.2	The Sellers are desirous to sell to the Buyer all shares in the Company and the Buyer is desirous to purchase all shares in the Company from the Sellers.

2.3	In view of the foregoing, the Parties have entered into this Agreement, as defined below.

3	DEFINITIONS AND INTERPRETATION

3.1	Definitions

In addition to the definitions under Section 1, the following definitions apply in this Agreement.

3.1.1	“Accounts Date” means 31 August, 2011.

3.1.2	“Accounting Principles” means the generally accepted accounting principles in Sweden, which shall include (without being limited to) the Swedish Annual Accounts Act (Sw. Årsredovisningslag (SFS 1995:1554)), Accounting Act (Sw. Bokföringslag 1999:1078) and the general advice of the Swedish Accounting Standards Board (Sw. Bokföringsnämndens allmänna råd).

3.1.3	“Additional Consideration” means the consideration payable in accordance with Section 5.1.1b).

3.1.4	“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first-mentioned person. For the purposes of this definition the term “control” shall mean the possession, directly or indirectly, of the power to direct the direction of the management or policies of a legal person, whether through ownership or otherwise.

3.1.5	“Aggregated Consideration” means the total consideration for the Shares, payable in accordance with Section 5.1.

3.1.6	“Agreement” means this share purchase agreement with all schedules and exhibits enclosed hereto.

3.1.7	“Annual Accounts” means the audited annual accounts of the Company as per the Accounts Date, prepared in accordance with the Accounting Principles;

3.1.8	“Business Day” means a day on which banks are generally open for business in Sweden and Ireland (excluding Saturdays, Sundays and public holidays).

3.1.9	“Claim” means any claim made by the Buyer under the terms of this Agreement.

3.1.10	“Closing Balance Date” means 24 February 2012.

3.1.11	“Closing Balance Sheet” means the balance sheet of the Company as per the “Closing Balance Date”, attached hereto as Schedule 3.1.11.

3.1.12	“Closing” means completion of the obligations of the Parties required by Section 7.

3.1.13	“Closing Date” means the date on which Closing is consummated pursuant to Section 7.

3.1.14	“Closing Cash Consideration” means the amount of USD 1,444,438 payable in accordance with Section 5.1.1a)(ii).

3.1.15	“Company” means Fiomi Diagnostics AB, corporate registration no. 556705-3730, a company organized under the laws of Sweden, the details of which are set out in the attached registration certificate, Schedule 3.1.15.

3.1.16	“Data Room” means the information provided to the Buyer prior to the date of this Agreement and listed in Schedule 3.1.16.

3.1.17	“Disclosure Letter” means the letter attached as Schedule 3.1.17.

3.1.18	“Employees” means Xxx Xxxxx, Xxxx Xxxxxxxxx, Xxxxx Xxxxxxxxx, Xxxxxxx Xxxx, Xxxxx Xxxxx, Xxx Xxxxxxxxxx and Xxxxxxxx Xxxxxxxxxx.

3.1.19	“Employment Agreements” means the employment agreements with the Employees entered into by the Employees and the Company on Closing.

3.1.20	“Encumbrance” includes any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or any other security, preferential right, equity or restriction, and any agreement to give or create any of the foregoing.

3.1.21	“FDA” means the United States Food and Drug Administration.

3.1.22	“Information Technology” means information technology infrastructure (including, but not limited to, hardware, software (in both object code and source code) firmware, networks and connection media) and all manuals or other documents relating thereto used for the purposes of the Company’s business.

3.1.23	“Initial Consideration” means the Investment Cash Consideration, the Closing Cash Consideration, the Investment Stock Consideration and the Surplus Cash Consideration.

3.1.24	“Intellectual Property Rights” or “IPR” means all patents, registered and unregistered trademarks, service marks, trade names, domain names, registered designs, unregistered designs, semiconductor topography rights, database rights, copyrights and all other intellectual property rights or rights in the nature of intellectual property rights (in each case in any part of the world, whether or not registered or registrable and if registered or registrable for their full period of registration including all extensions and renewals, and including all applications for registration or otherwise), know how, inventions, formulae, confidential or secret processes and information, and any other protected rights and assets.

3.1.25	“Investment Cash Consideration” means the amount of USD 4,104,474 payable in accordance with Section 5.1.1a)(i).

3.1.26	“Investment Stock Consideration” means the Investment Stock Consideration Shares transferred in accordance with Section 5.1.1a)(iii).

3.1.27	“Investment Stock Consideration Shares” means 407,808 shares in Trinity Biotech Plc.

3.1.28	“Xxx Xxxxxxx” means the license agreement attached hereto as Schedule 3.1.28.

3.1.29	“Key Assets” means the assets listed in Schedule 3.1.29.

3.1.30	“Know-How” means confidential and proprietary industrial and/or commercial information and/or techniques in any form including (without limitation) trade secrets, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

3.1.31	“Leakage” means:

a)	the creation, issuance, redemption, purchase, declaration or payment of a shareholder or capital loan/contribution, a dividend or other distribution or a redemption, repayment or purchase of shares or return of capital and/or shareholders’ contributions or a management or service charge by any Sellers or the Sellers’ Affiliates;

b)	the payment, assumption, indemnification or incurring of any liability or the transfer of any asset by the Company for the benefit of a Seller or an Affiliate of a Seller or the Company;

c)	the grant of a waiver by the Company for the benefit of a Seller or an Affiliate of a Seller or the Company;

d)	the payment of any sum, incurring of any liability or the provision of any benefit by the Company to any director, officer or employee of any of the Company or a Seller, or an Affiliate of a Seller or the Company, but excluding any such payment, incurring of liability or provision of a benefit by any of the Company to any such person due and payable under an employment contract entered into prior to the Accounts Date;

e)	in relation to the sale of the Shares pursuant to this Agreement, the payment of any transaction costs or bonuses to any party (including any irrecoverable VAT and/or Tax on such costs or bonuses); or

f)	any agreement entered into by the Company and a Seller, or an Affiliate of a Seller or the Company, which has the same effect as any of those items listed in items (a) to (e) (inclusive) above.

3.1.32	“Leased Premises” means the leased premises set out in Schedule 3.1.32.

3.1.33	“Locked Box Claim” means a claim for breach of Section 6.1 of this Agreement.

3.1.34	“Loss” means any direct losses, damages, costs or expenses (including reasonable legal fees but excluding any indirect or consequential damage, loss or expense) incurred by the Buyer and/or the Company, in each case arising as a result of a breach of this Agreement.

3.1.35	“Management Accounts” means the unaudited balance sheet and profit and loss account of the Company and a cash flow statement for the financial period ended on the Management Accounts Date, including the reports, notes and documents annexed thereto.

3.1.36	“Management Accounts Date” means 31 December, 2011.

3.1.37	“Material Agreements” mean the agreements listed in Schedule 3.1.37.

3.1.38	“Milestone Payment No 1” means the amount of USD 1,050,817 payable in accordance with Section 5.1.1b)(i).

3.1.39	“Milestone Payment No 2” means the amount of USD 788,113 payable in accordance with Section 5.1.1b)(ii).

3.1.40	“Milestone Payment No 3” means the amount of USD 1,576,225 payable in accordance with Section 5.1.1b)(iii).

3.1.41	“Sellers’ Knowledge” means the knowledge that Xxxxxxx Xxxxxxxxx, Xxx Xxxxx, Xxxx Xxxxxxxxx, Xxxxx Xxxxxxxxx, Xxxxxxx Xxxx and/or Xxxxx Xxxxx have or should have had considering their positions in, and/or ownership of, the Company.

3.1.42	“Sellers’ Representative” means Xxxxxxx Xxxxxxxxx.

3.1.43	“Sellers’ Warranties” means the Sellers’ warranties (Sw. garantier) set out in Section 9.

3.1.44	“Shares” means the entire issued share capital and other securities such as warrants and convertibles or any other securities issued in and/or capital/shareholders’ contributions given or taken by, the Company.

3.1.45	“Specific Warranty” means the Sellers’ specific warranty (Sw. särskild garanti) set out in Section 10.

3.1.46	“Surplus Cash Consideration” means the amount of USD 75,089 payable in accordance with Section 5.1.1a)(iv).

3.1.47	“Tax or Taxation” includes all forms of taxation and social security contributions and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, levies and withholdings of any nature whatsoever, wherever and whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the Company or any other person, together with all penalties, charges and interest relating to any of the foregoing.

3.1.48	“Tax Authority” means any body or organisation in any country having authority in relation to Tax.

3.1.49	“Trinity Biotech Plc” means the incorporated in Ireland with corporate registration number 183476 and registered office at IDA Business Park, Southern Cross Road, Bray, Co Wicklow.

3.1.50	“VAT” means value added tax and any other tax of a similar nature.

3.1.51	“VAT Loan” means the loan of SEK 3,871,000, given to the Company by Sparbanken in Enköping, on the terms and conditions set forth in VAT Loan Agreement.

3.1.52	“VAT Loan Agreement” shall have the meaning ascribed to it under Section 7.1.1f).

3.2	Interpretation

In this Agreement, unless otherwise specified:

a)	reference to an “event” means any event, transaction, action or omission whether alone or in conjunction with any other event, transaction, action or omission and includes (without limitation) the execution of this Agreement, Closing and the Company becoming, being or ceasing to be a member of a group of companies for the purposes of any Tax.

b)	reference to any statute, regulation, rule, delegated legislation or order is to any statute, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, regulation, rule, delegated legislation or order replacing or made under any of them;

c)	references to any Section, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;

d)	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

e)	the expression “this Section” shall unless followed by reference to a specific provision be deemed to refer to the whole section (not merely the sub-section, paragraph or other provision) in which the expression occurs;

f)	reference to a “person” includes any individual, firm, company or other incorporated or unincorporated body;

g)	“in writing” means any communication made by letter or fax, and written shall be construed accordingly;

h)	“agreement” means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

i)	reference to “law” includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, request, requirement, guidance or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is required of persons to whom the directive, request, requirement, guidance or guideline is addressed);

j)	a document is in the agreed form if it is in the form of a draft agreed between and initialled by or on behalf of the parties on or before the date of this Agreement or Closing as the case may be;

k)	the word “including” shall be construed without limitation; and

l)	the phrase “income, profits or gains” earned, accrued or received on or before a particular dates or in respect of a particular period includes income profits or gains which are deemed for Tax purposes to have been earned, accrued or received at or before that date or in respect of that period.

4	SALE AND PURCHASE OF THE SHARES

4.1	Sale and purchase

On the terms and subject the conditions of this Agreement, the Sellers shall sell and the Buyer shall purchase the Shares free from any Encumbrance and with all rights attached or accruing to them.

4.2	Waiver of pre-emption and other rights

Each Seller waives:

a)	all pre-emption rights in respect of the Shares; and

b)	any other rights which restrict the transfer of the Shares,

whether applicable through the articles of association of the Company, by agreement or otherwise.

5	CONSIDERATION

5.1	Aggregate Consideration

5.1.1	The Aggregate Consideration for the sale of the Shares is composed of, and shall be paid in accordance with, the following.

a)	The payment by the Buyer of the Initial Consideration shall be made at Closing on the Closing Date in accordance with the terms of this Agreement. The Initial Consideration is composed of, and shall be paid in accordance with, the following:

(i)	the Investment Cash Consideration (USD 4,104,474) which is to be allocated among the applicable Sellers in accordance with Schedule 5.1.1;

(ii)	the Closing Cash Consideration (USD 1,444,438) which is to be allocated among the applicable Sellers in accordance with Schedule 5.1.1;

(iii)	the Investment Stock Consideration which is to be allocated among the applicable Sellers in accordance with Schedule 5.1.1; and

(iv)	Surplus Cash Consideration (USD 75,089) which is to be allocated among the applicable Sellers in accordance with Schedule 5.1.1.

b)	The payment by the Buyer of the Additional Consideration shall be made in accordance with the terms of this Agreement. The Additional Consideration is composed of, and shall be paid in accordance with, the following:

(i)	the Milestone Payment No 1, as further described under Section 5.2.1, which is to be allocated among the applicable Sellers in accordance with Schedule 5.1.1.

(ii)	the Milestone Payment No 2, as further described under Section 5.2.2, which is to be allocated among the applicable Sellers in accordance with Schedule 5.1.1.

(iii)	the Milestone Payment No 3, as further described under Section 5.2.3, which is to be allocated among the applicable Sellers in accordance with Schedule 5.1.1.

The payments of Milestone Payment No 1, Milestone Payment No 2 and Milestone Payment No 3 are further described under Section 5.2.

5.2	Milestone Payment

5.2.1	Milestone Payment No. 1 is to be paid to the applicable Sellers, allocated in accordance with Schedule 5.1.1, within 10 Business Days after the date when the xxxx xxxxxxxxxxx xxxxxxxx x xxxxx xxx xxxxxxxx CE marking as further described in Schedule 5.2. If the xxxx xxxxxxxxxxx xxxxxxxx x xxxxx xxx xxx xxxxxxxx xxxxxxxxx xx xxxxxxx xx xxxxxx after the Closing Date, at the latest, the amount payable under the Milestone Payment No. 1 shall be reduced with 10 per cent for each commencing month that passes.

5.2.2	Milestone Payment No. 2 is to be paid to the applicable Sellers, allocated in accordance with Schedule 5.1.1, within 10 Business Days after the submission for approval of xxx xxxx xxxxxxxxxxx xxxxxxxx x xxxxx xx xxx xxx as further described in Schedule 5.2. If such xxxxxxxxxx xx xxx xxx has not been xxxx xx xxxxxx after the Closing Date, at the latest, the amount payable under the Milestone Payment No. 2 shall be reduced with 10 per cent for each commencing month that passes.

5.2.3	Milestone Payment No. 3 is to be paid to the applicable Sellers, allocated in accordance with Schedule 5.1.1, within 10 Business Days after the date when the xxxx xxxxxxxxxxx xxxxxxxx x xxxxx has been approved the FDA as further described in Schedule 5.2. If the xxxx xxxxxxxxxxx xxxxxxxx x xxxxx has not obtained said approval xxxx xxx xxx xxxxxx xx xxxxxx xxxxxx xxx xxxxxxx xxxx, at the latest, the amount payable under the Milestone Payment No. 3 shall be reduced with 10 per cent for each commencing month that passes.

5.2.4	Subject to the applicable reduction of 10 per cent for each commencing month as set out in Sections 5.2.1—5.2.3, the Milestone Payment No. 1, No. 2 and No. 3 shall be immediately payable if

a)	the Buyer significantly reduces or withdraws funding from the development of the xxxx xxxxxxxxxxx xxxxxxxx x xxxxx, as further elaborated in Schedule 5.2, (for a reason other than technical failure). In the event of technical failure an independent party shall verify that a technical failure has occurred; or

b)	the Buyer transfers ownership of the Company to a third party or the Company transfers the technology and development of the high sensitivity Troponin I assay, as further elaborated in Schedule 5.2, to another entity principally with a view to preventing the payment of the Milestone Payments.

6	LOCKED BOX

6.1	Events since the Accounts Date

Each Seller warrants and undertakes to the Buyer that, save from what has been disclosed in Disclosure Letter, during the period commencing on the Accounts Date and up to and including the Closing Date, unless otherwise agreed by the Parties in this Agreement:

6.1.1	no Leakage has taken place in the Company;

6.1.2	neither it nor any Affiliate to a Seller or the Company has received or will become entitled to receive Leakage;

6.1.3	the Company has carried on its business in the ordinary and normal course. Without prejudice to the generality of this Section 6.1 and except as disclosed in the Data Room, the Company has not since the Accounts Date:

a)	altered its share capital or the rights attaching to any of its shares, warrants, options or otherwise reorganised its share capital or capitalised or paid any amount standing to any reserve;

b)	subscribed or otherwise acquired or disposed of any shares or loan capital in the capital of any company;

c)	acquired or disposed of the whole or part of the business of it or of any other person, firm or company;

d)	transferred or disposed of any material assets or rights of the Company;

e)	ceased to carry on its business or be wound up or enter into receivership, administrative receivership or any form of management or administration of its assets, applied or permitted its directors to apply to any court for an administration order or similar order to be made in respect of it or paid or settled with its creditors and collected from its debtors otherwise than in accordance with normal practice and there has been no change in the manner or time of payment of creditors, or the issue of invoices or collection of debts, or policy for reserving of debtors;

f)	borrowed monies or incurred debt or accepted credit (other than normal trade credit);

g)	entered into or given or permitted any guarantee of or indemnity or contract or suretyship for or otherwise committed itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

h)	entered into any partnership, consortium or joint venture (pursuant to a joint venture agreement, and whether incorporated or otherwise) or any other agreement or commitment of an unusual or abnormal nature;

i)	incurred any capital commitment, acquired or disposed of any asset of a capital nature, incurred costs outside of the ordinary course of business or any contingent obligation;

j)	appointed or removed or varied the terms of employment or appointment of any employee or renewed, entered into or agreed to amend any union, collective bargain or similar agreement affecting any employee of the Company;

k)	commenced or conducted any litigation, adjudication mediation, claim or dispute or settled or compromised any litigation, adjudication, mediation, claim or dispute, which could reasonably be expected to result in loss, damage, cost or expense to the Company;

l)	varied the terms of any existing or created any new pension scheme, arrangement or agreement, or varied the level of any contributions to any pension scheme;

m)	created or issued any mortgage, charge or other security interest upon or over the whole or any part of its assets or uncalled capital or redeemed any of the foregoing;

n)	entered into any agreement of an unusual or long-term nature;

o)	granted any power of attorney, save in respect of a power of attorney for the execution of this Agreement;

p)	paid any liabilities other than current liabilities shown in the Annual Accounts or in the Management Accounts;

q)	agreed any transaction that was not on arm’s length terms;

r)	failed to file any claim covered under any insurance policy; or

s)	agreed, conditionally or otherwise, to do any of the above.

6.2	Breach of Section 6.1

In the event of a breach of Section 6.1, the Sellers are jointly and severally liable to compensate and reimburse the Buyer in respect of any Loss incurred by the Buyer or the Company (if applicable) due to such breach. Nothing in this Agreement shall have the effect of limiting, restricting or excluding the liability of any Seller in respect of a Locked Box Claim. Each Seller’s total liability to indemnify the Buyer for breach of Section 6.1 shall not exceed an amount corresponding such Seller’s portion of the Aggregated Consideration.

7	CLOSING

7.1	Closing has taken place at 10 am on 28 February 2012, at the offices of Wistrand Advokatbyrå in Stockholm, and the Parties agree and confirm, by signing this Agreement, that the following events have taken place (each such event shall be deemed to have taken place simultaneously):

7.1.1	The Sellers have

a)	procured that the Employees and the Company duly execute the Employment Agreements;

b)	hand over confirmations from the Employees by which each Employee (i) confirms that he/she has no right to or interest in any IPR owned or used by the Company and (ii) waives in favour of the Company any possible rights to, as well as rights to compensation for, IPR emanating from his/hers employment with the Company up to and including Closing Date;

c)	procured that the designated board members and deputy board members of the Company have submitted the resignation letters to the board of the Company;

d)	handed over to the Buyer confirmations that any and all conditional shareholders’ contributions given to the Company prior to Closing have been converted into unconditional shareholders’ contributions;

e)	handed over to the Buyer the Company’s share register in which the Buyer has been entered as the owner of all Shares, free of any Encumbrances, of which a copy is attached hereto as Schedule 7.1.1e);

f)	handed over the signed and executed VAT Loan Agreement regarding the VAT Loan, of which an copy is attached hereto as Schedule 7.1.1f);

g)	handed over the powers of attorneys, issued by the Company, enabling the persons appointed by the Buyer to sign for and on behalf of the Company until new signatories have been duly registered; and

h)	procured that the refunded VAT, if any, has been used to repay the VAT Loan.

7.1.2	The Buyer has

a)	paid the Investment Cash Consideration, the Closing Cash Consideration and the Surplus Cash Consideration to the Sellers’ Account in accordance with the payment instruction that the Sellers have provided the Buyer with;

b)	executed and transferred the Investment Stock Consideration Shares to the applicable Sellers, allocated in accordance with Schedule 5.1.1, In relation thereto the Sellers’

(i)	acknowledge and agree that the Investment Stock Consideration Shares will be “restricted securities” as defined under the Securities Act of 1933 as amended and may not be resold unless the offer and sale is registered under the said securities act or an exemption from registration is available. The Sellers have been advised of and are aware of Rule 144 promulgated under the said securities act which permits limited resales of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the availability of public information about Trinity Biotech Plc. and the resale occurring after designated holding periods under Rule 144, and

(ii)	acknowledge that the Buyer, through Trinity Biotech Plc., will deliver the Investment Stock Consideration Shares by delivering the certificates representing the Trinity ADRs in accordance with Schedule 5.1.1. In respect of the Investment Stock Consideration Shares – save from the Investment Stock Consideration Shares allocated to xx –the recipient xxxx is acting as agents for the other applicable Sellers. xxxx agrees to take delivery of the applicable Trinity ADR certificates and to promptly distribute them to the applicable Sellers in accordance with Schedule 5.1.1. The Shareholders appoint xxxx as agent and authorize xxxx to accept delivery of the applicable Trinity ADR certificates and distribute them to the applicable Sellers as set forth in the preceding sentence;

and

c)	replaced the guarantee by xxxx in favour of xx regarding the VAT Loan, provided that the VAT Loan has not been repaid prior to Closing.

8	POST-CLOSING EVENTS

8.1	The Buyer shall cause a shareholders’ meeting to be held in the Company at which the Buyer shall appoint new board members. The Buyer shall prepare the minutes of the said meetings as well as any ancillary documentation and shall ensure that the new board members are registered with the relevant Companies Registration Offices without undue delay.

9	WARRANTIES OF THE SELLERS

The Buyer understands that the Sellers’ Warranties do not release the Buyer from carrying out a prudent investigation of the state of affairs of the Company and the Buyer and its advisors have conducted a due diligence investigation of the Company, during which the Buyer and its advisors have had access to an electronic data room, and have reviewed the Data Room, conducted site visits, attended management presentations and have had meetings with the management of the Company. The Parties agree and acknowledge that the Buyer shall, based on said investigation of the Company, be deemed to have fulfilled any and all obligations to investigate the Company before as well as after the Closing.

The Sellers warrant, jointly and severally, subject to the limitations set forth in this Agreement, the following to the Buyer up to and including the Closing Date.

9.1	Due incorporation

9.1.1	The Sellers, to the extent they are legal entities, are duly incorporated and validly existing under the laws of their respective jurisdiction of incorporation.

9.1.2	The Sellers have not filed for (or has had filed against it) any petition for their respective winding-up, are not insolvent and have not made any assignment in favour of their creditors, nor have any petition for receivership or any administration order been presented in respect of the Sellers. The Sellers have not initiated any proceedings with respect to a compromise or arrangement with their creditors or, to the extent they are legal entities, for the dissolution, liquidation or reorganization of the Sellers or the winding-up or cessation of the business of any of the Sellers.

9.1.3	All corporate actions required on the part of each Seller, to the extent they are legal entities, to execute this Agreement have been properly taken in accordance with the applicable laws and regulations under the jurisdiction of incorporation of each Seller, and the terms of this Agreement will be binding upon each Seller and enforceable against it in accordance with its terms.

9.2	No conflicts

9.2.1	The making of this Agreement and the transfer of the Shares herein will not infringe the constitutional documents of any of the Sellers, to the extent they are legal entities.

9.2.2	The execution and delivery of and the performance by this Agreement and any other documents to be executed pursuant to or in connection with this Agreement will not, in respect of each Seller:

a)	require any filing or registration with, or material permit, authorization, consent or approval of, any governmental or regulatory authority other than as shall have been made and obtained; and

b)	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body.

9.2.3	The Company has full corporate power and all licenses, permits and authorizations required to carry on its business as conducted and to own, lease and operate all assets and properties used in connection therewith.

9.3	Ownership

9.3.1	Each Seller lawfully owns and has full an unrestricted ownership, free and clear of all Encumbrances, to the Shares such Seller shall sell to the Buyer in accordance with this Agreement.

9.3.2	The Company has (i) never issued any share certificates representing the Shares or (ii) issued or launched any options or other incentive schemes to its shareholders, employees, board members or any other parties.

9.3.3	The Shares constitute all equity securities issued by the Company, and are legally and validly issued and fully paid. There are no outstanding subscriptions, options or similar rights relating to the Company or the Shares and there are no agreements or arrangements entitling any person to subscribe or acquire shares or other securities in the Company.

9.3.4	The Company does not have any outstanding conditional shareholder’s contributions or other kinds of subordinated loans.

9.3.5	The Company does not hold, and has never held, any shares (or other interests) in any company, partnership, limited partnership or any other legal entity.

9.4	Financial

9.4.1	The Annual Accounts give a true and fair view (Sw. rättvisande bild), as set out in the Swedish Annual Report Act (Sw. Årsredovisningslagen (1995:1554)) and in accordance with the Accounting Principles, of the financial position and the results of the operations of the Company on the Accounts Date and they have been prepared in accordance with the Accounting Principles.

9.4.2	The Management Accounts and the Closing Balance Sheet give a true and fair view of the financial condition and results of operations and the assets and liabilities of the Company as of the Management Accounts Date and the Closing Balance Sheet Date, respectively.

9.4.3	The Company has no liabilities or obligations of any nature, except for liabilities or obligations reflected or reserved against in the Closing Balance Sheet (including explanatory notes with respect to operating leases, capital commitments and other contingent or future undertakings not otherwise reflected in the Closing Balance Sheet).

9.4.4	Adequate reserves have been made in the Annual Accounts, the Management Accounts and the Closing Balance Sheet in accordance with the Accounting Principles.

9.4.5	The Company has not made any forbidden payment to its shareholder or any other person or granted forbidden loans or furnished forbidden securities in contravention of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)).

9.4.6	The Company has full and exclusive title to the Key Assets as well as to the properties and assets, tangible or intangible, which are set out in the Annual Accounts and in the Management Accounts, free and clear of any Encumbrances. All trade receivables and outstanding leasing payments reflected in the Annual Accounts and in the Management Accounts have arisen in the ordinary course of business.

9.5	Ordinary course of business

Since the Accounts Date:

a)	no material changes have been made in the normal and ordinary manner in which the business of the Company is conducted including, without limitation, changes in the manner and timing of inventory purchases and payable payments, and changes in sales, marketing and collection practices and policies;

b)	no change in any method of accounting or auditing practice of the Company has been made;

c)	no Key Assets, nor any other assets owned by the Company, are subjected to any other Encumbrance;

d)	no agreements have been terminated or materially amended with any customer, distributor or representative other than in the ordinary course of business;

e)	there has been no damage, destruction or loss (whether or not covered by insurance) to any of the assets, business or rights of the Company;

f)	no accounts receivable have been written off nor any rights of substantial value been waived; and

g)	the Company has not committed, verbally or in writing, to do any of the foregoing.

9.6	Tax

9.6.1	All Tax returns and Tax reports required to be filed by the Company have been duly and timely filed with the appropriate Tax Authority and such filings are true, complete and correct and all information required for a correct assessment of Tax has been provided, and the Company is not in delay with the payment of any Tax due.

9.6.2	All Tax returns of the Company have been assessed and approved by the appropriate Tax Authority through the tax years up to and including the years for which such assessment and approval is required and the Company are not subject to any dispute with any Tax Authority.

9.6.3	All Tax not due by any of the Company has been fully reserved for in the Annual Accounts and books and records of the Company or in the Management Accounts and the Company will not be liable for any additional Tax pertaining to the period up until Closing.

9.6.4	Since the Accounts Date, the Company has not (i) engaged in any transaction or arrangement, and no event has occurred, which may give rise to any liability for Taxes other than Taxes pertaining to transactions entered into in the ordinary course of business, or (ii) had any expenses that are not deductible for Tax purposes.

9.6.5	The Company is and has not been party to any scheme, arrangement or transaction designed wholly or partly for the purpose of avoiding Tax.

9.6.6	The Company is and will not be liable to pay any Taxes as a consequence of stock option plans, other incentive plans or bonuses issued, given or granted to any person by the Company.

9.6.7	The Company is and will not be liable to pay any Taxes which are triggered by the transactions set forth in this Agreement, up to and including the Closing Date.

9.6.8	The amount of the tax losses carried forward by the Company as reflected in the Annual Accounts, Management Accounts and/or tax returns are true and correct at the time when the Annual Accounts, Management Accounts and/or tax returns were prepared, respectively.

9.6.9	There are no tax audits, disputes or litigation currently pending with respect to the Company, and there is no basis for assessment of any deficiency in any Tax against the Company which has not been provided or reserved for in the Annual Accounts or in the Management Accounts.

9.7	Agreements

9.7.1	The Material Agreements include all material agreements to which the Company is a party, receives any benefits or is otherwise bound and there are no other agreements which are material for the operation of the business of Material Agreements than the Material Agreements.

9.7.2	The Material Agreements constitute valid and binding obligations, according to their terms, of the parties thereto and the terms thereof have been complied with in all material respects by the Company and, to the best of the Sellers’ Knowledge, by any other party to such agreements, and the complete contents thereof are evident from the wording of the written agreements.

9.7.3	The Company has not received any notice of termination and, to the Sellers’ Knowledge, there is no intention to terminate a Material Agreement by a party thereto.

9.7.4	The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default under, or result in automatic termination, or trigger any change of control (or similar provisions entitling a party to terminate or amend the terms and conditions of a Material Agreement), cancellation or acceleration or amendment of any right of the Company under a Material Agreement.

9.7.5	The Company is not a party or subject to, nor has it outstanding obligations or liabilities related to, any agreement, transaction, arrangement, understanding, obligation or liability which:

a)	is not in the ordinary course of business; or

b)	is not on an arm’s length basis.

9.7.6	Following the Closing Date there are no contracts, arrangements or other agreements of any kind or nature, and there are no outstanding obligations, unsettled or unpaid amounts, liabilities or debts between the Company on the one hand and any Seller, any member of the Sellers’ Group or any of their respective Affiliates on the other (except for ordinary employment related matters, such as salaries, travel advances and out of pocket expenses in relation to such persons remaining employed by the Company following Closing).

9.7.7	The consummation of the transactions contemplated by this Agreement will not (i) entitle any Employee, member of the board, director or officer of the Company to severance pay, bonus payment or any other payment from the Company, or (ii) accelerate the time of payment of or vesting of, or increase the amount of compensation due to any of the aforementioned persons.

9.7.8	The Company is not a party, nor has it outstanding obligations or liabilities related, to:

a)	any consultant agreements;

b)	any covenants granting any exclusive distribution rights with respect to the Company’s existing or future services or products;

c)	any settlement agreements under which the Company has any on-going obligations or receives on-going benefits or rights except for in the ordinary course of business;

d)	any agreements or arrangements which does not comply with applicable laws and regulations;

e)	any agreements or arrangements under which the Company is committed to provide products or services at a later date at a fixed price; or

f)	any agreements or arrangements which adversely limit the freedom the Company to compete in any line of business or to conducts business with any person.

9.7.9	The Sellers have made available to the Buyer true and correct copies of all Material Agreements.

9.8	Real Property and Leased Premises

9.8.1	The Company does not own any real property.

9.8.2	The attached list of Leased Premises (Schedule 3.1.32) sets forth a true and complete list and description of all real property used or leased by the Company. Each such lease is in full force and effect without any default or breach thereof by the Company.

9.9	Intellectual Property

9.9.1	Save from web page “www.fiomi.se“, there are no registered Intellectual Property owned by, filed in the name of, or applied for, by the Company and there are no current proceeding or actions before any court, tribunal (including the Swedish Patent and Registration Office or equivalent authority elsewhere) related to any Intellectual Property. The web page “www.fiomi.se“ is currently in compliance with all legal requirements and is valid and subsisting.

9.9.2	The Company’s use or distribution of any data, information, content or other works (including data, information, content or works belonging to third parties) does not and has not (i) infringed or violated the intellectual property rights of any person or (ii) violated any law or regulation of any country or jurisdiction where the Company is or have been active, and the Company has not received any notice of any infringement or violation with respect thereto.

9.9.3	All Intellectual Property used in the business of the Company is (or, where appropriate in the case of pending applications, will be):

a)	owned by the Company or lawfully used with the consent of the owner under a valid licence which is on market terms on an arm’s length basis; and

b)	to the Sellers’ Knowledge, not being infringed or attacked or opposed by any person.

9.9.4	The Company has the right to use and to continue to use, pursuant to valid licenses, all data (including personal data) of third parties subject to applicable laws on the data protection, all software, development tools, library functions, operating systems, data bases, compilers and all other third party software that is used by the Company or that are required to operate or support any software that is incorporated into any of the products or services supplied the Company. All costs for such licenses have been clearly disclosed in the Data Room.

9.10	Information Technology

There are no defects relating to the information technology used in connection with any of the Company’s operations and the information technology is adequate in all material respects to fulfil the requirements of the Company’s operations in the manner in which and to the extent to which it is presently conducted.

9.11	Employees

9.11.1	Schedule 9.11.1 contains the complete list of all material terms and conditions of the employment agreements – including, without excluding, information on the monthly salary, pension agreements and arrangements and the basis on which the pension is calculated, number of holiday days per year, share incentive, share option, profit sharing, bonus or other incentive arrangements and all other benefits of each of the Employees – of the Employees’ prior to entering into the Employment Agreements. There are no other persons employed by the Company than the Employees.

9.11.2	The Company is not a part of any collective bargaining agreements.

9.11.3	The arrangements listed in Schedule 9.11.1 are the only arrangements under which the Company is or may become liable to make payments for providing retirement, disability or life assurance benefits.

9.11.4	The pension schemes listed in Schedule 9.11.1 are operated in compliance with their terms and are in all respects in compliance with all applicable laws, regulations and funding is in all material respects in compliance with all applicable laws, regulations and collective bargaining in all respects and such funding has been duly made by the Company in accordance with all applicable requirements of such schemes and there are no outstanding or unpaid funding obligations related thereto.

9.11.5	The Company has not given notice of termination of any Employee and no Employee has announced his or her termination of his or her position or employment with the Company, and to the Sellers’ Knowledge, no Employee has any intention of terminating his or her position or employment with the Company.

9.12	Encumbrances

9.12.1	All assets that are owned by the Company are free and clear of any Encumbrances except for those set out or referred to as encumbered in the Annual Accounts.

9.13	Insurance

9.13.1	The insurance policies that cover the Company are, listed in Schedule 9.13.1. The aforementioned insurance policies will remain in force and provide coverage at least until three (3) months following the Closing Date.

9.13.2	The Company has not done or omitted to do anything to render the insurance coverage void or voidable and all known events which could justify an insurance claim have been timely declared to each relevant insurance company. There is no material claim which remains outstanding under any of the insurance policies.

9.14	Compliance with laws

9.14.1	The Company is not in violation of any statute, law, order, decree, regulation, license or authorisation having an adverse effect on the conduct of the business of the Company, including for the avoidance of doubt, any competition laws or regulations.

9.14.2	All regulatory licenses, permits and authorisations necessary for the Company to carry on its business as conducted, are in full force and effect and the Company is not, in any material respects, in violation of any such licences, permits and authorisations and there is no pending action or other proceeding which seeks the revocation of any such existing licenses, permits or authorisations.

9.14.3	The Company is, in any material respects, complying and has always complied with all requirements of the Swedish Personal Data Act (Sw. Personuppgiftslagen (1998:204)), and other applicable regulations, guidelines and industry standards, and the Company has satisfied any requests for access to personal data pursuant to aforementioned laws, regulations, guidelines and industry standards.

9.14.4	All material documents of the Company that are required to be kept by any of them under any applicable laws, such as, but not limited to, minutes of the boards and shareholder’s meetings, permits, business licenses are safely kept and are correct, and all registrations and applications related thereto have fulfilled and all applicable fees have been paid.

9.15	Environment

9.15.1	The Company has complied in all respects with all environmental laws. The Company has obtained all licenses and permits which are necessary for the conduct of its business as presently conducted or for the ownership of their assets under any environmental laws. All renewals of such licenses and permits have been timely applied for.

9.15.2	There are no past or present (or, to the Sellers’ Knowledge anticipated) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Company with any environmental laws or which may give rise to any liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by the Company of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

9.16	Legal proceedings

9.16.1	The Company is not part in or otherwise engaged in any pending or, to the Sellers’ Knowledge, threatened legal dispute, litigation, arbitration proceedings or administrative proceedings or investigations.

9.16.2	There are no claims or disputes, complaints, actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened before any governmental entity or arbitrator or as otherwise communicated to any of the Company by any third party.

9.17	Information

9.17.1	All information provided to the Buyer in the Data Room is in all material respects true, accurate and complete.

9.17.2	To the best of the Sellers’ Knowledge, there are no material facts or circumstances relating to the Company or to the business of the Company that have not been disclosed to the Buyer, which if disclosed could reasonably have been expected to influence the decision of the Buyer to purchase the Shares on the terms contained in this Agreement.

9.17.3	Unless otherwise agreed in this Agreement, the Buyer acknowledges that the Sellers shall be under no liability in respect of any Claim under the Sellers’ Warranties for the failure, if any, of the Company to meet forward-looking budgets and projections as to any future development of the Company.

10	SPECIFIC WARRANTY

10.1	The Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer and the Company from and against Loss suffered by the Buyer or the Company as a result of a breach of the Specific Warranty below:

a)	Xxx xxxx xxx xxxxxxxx xxxxxxx xx xxx xxx xxxxxxx is attached hereto as Schedule 3.1.28. Xxx xxx xxxxxxx is fully valid and binding according to its terms, and there are no other terms and conditions relating to the xxx xxxxxxx than those expressly stated therein.

11	BUYER’S WARRANTIES

11.1	The Buyer is duly incorporated and validly existing under the laws of Sweden.

11.2	The Buyer has the legal right and full power and authority to enter into and perform its duties and obligations under this Agreement and any other documents to be executed by the Buyer pursuant to or in connection with this Agreement.

11.3	The execution and delivery of and the performance by the Buyer of its obligations under this Agreement and any other documents to be executed by the Buyer pursuant to or in connection with this Agreement will not:

a)	result in any breach of any provision of the articles of association of the Buyer; or

b)	violate or breach any material provision of any agreement, commitment or obligation of any kind to which Buyer is a party.

11.4	The Buyer is not, at the date of this Agreement, aware of any fact or circumstance which would entitle the Buyer to make a Claim against the Sellers.

11.5	To the knowledge of the CEO, CFO, COO and the Chairman of the Audit Committee of Trinity Biotech Plc., Trinity Biotech Plc. complies with its listing agreement with NASDAQ as of the Closing Date.

12	COVENANTS

12.1	Certain Claims

12.1.1	The Sellers undertake not to make any claim against the Company regarding any matter, save from such matters that arise in the ordinary course of business due to the employment of the applicable Sellers by the Company.

12.2	Non-Solicitation

12.2.1	From the date of this Agreement and for a period of three (3) years after the Closing Date, each Seller individually undertakes, and shall procure that its Affiliates undertake, to refrain from directly or indirectly employing, offering or negotiating employment with or enticing away, or receiving or accepting the performance of services by, any of the Employees.

12.2.2	In case of any breach of the covenant set forth in Section 12.2.1, the Seller in breach undertakes to pay to the Buyer an amount of USD 150,000 for each breach of such covenant. The Buyer’s rights above shall not limit or restrict any indemnification for the actual amount of damages suffered by the Buyer and the Company or other remedies available to the Buyer.

12.3	Non-Competition

12.3.1	From the date of this Agreement and for a period of three (3) years after the Closing Date, each Seller being an Employee individually undertakes, and shall procure that its Affiliates undertake, to refrain from, directly or indirectly, on its own or on anyone else’s behalf:

a)	engage in or in any other way participate in, facilitate or promote any activity within the business of the medical diagnostic industry, including but not limited to research and development;

b)	engage in or in any other way participate in, facilitate or promote any activity which aims at or has the direct or indirect result to compete with the Company’s current or future activities; and

c)	influence any supplier, customer, distributor, agent or any other person in a business relationship with Company to cease, change, break or not renew any contract or relationship with the Company.

12.3.2	Notwithstanding the provisions of Section 12.3.1, the Buyer confirms that xx may continue the engagements and assignments as set out in Schedule 12.3.2. The Buyer’s written approval is required for any additional engagement or assignment other than those set out in Schedule 12.3.2.

12.3.3	In case of any breach of the covenant set forth in Section 12.3.1, the Seller in breach undertakes to pay to the Buyer an amount of USD 300,000 for each breach of such covenants. The Buyer’s rights above shall not limit or restrict any indemnification for the actual amount of damages suffered by the Buyer and the Company or other remedies available to the Buyer. Should the breaching Seller not terminate any breach of Section 12.3.1 upon request by the Buyer, additional penalty amounts of USD 30,000 shall be paid by the breaching Seller to the Buyer for every initiated month during which such breach persists.

12.4	Conflict of provisions

12.4.1	In case there are any other agreements (e.g. employment agreements) between the Buyer and a Seller that include provisions regarding non-solicitation or non-compete and if such provisions should be in conflict with the content of Section 12.2 or 12.3, the latter shall prevail.

12.5	Liability of board members

12.5.1	Provided that the auditors of the Company do not recommend otherwise and to the extent permitted under applicable law, the Buyer shall on the first annual general meetings of shareholders in the Company following the Closing Date discharge all members and alternate members of the board of directors of the Company in office prior to Closing from their personal liability for the period up to and including the Closing Date.

12.5.2	Provided that the members and alternate members of the board of directors of the Company have been discharged from personal liability according to Section 12.5.1 and subject to the statutory limitations of such discharge, the Buyer undertakes not to make, and undertakes to procure that the Company does not make, any claims (other than for fraud or gross negligence) against members and alternate members of the board of directors of the Company in office prior to Closing for their acts or omissions in their capacity as members and alternate members of the board of directors that took place on or before the Closing Date.

12.5.3	This Section 12.5 shall not in any way limit the rights of the Buyer to forward Claim to any Seller in respect of a breach of this Agreement.

13	OTHER

13.1.1	The Company will not be liable to pay any finder’s fee, brokerage or other commission in connection with or due to the transaction contemplated by this Agreement.

13.1.2	The Company will as of the Closing Date have immediate access to all data that is used in the business of the Company. The Company may as of the Closing Date move, transfer or export all data used in the business of the Company without incurring any costs, fees and expenses.

14	SELLERS’ INDEMNIFICATION

14.1	Buyer’s knowledge

14.1.1	The Sellers shall not be liable in respect of any Claim for breach of the Sellers’ Warranties to the extent that the relevant matter, fact or circumstance giving rise to the Claim were openly disclosed in one context in the Data Room and in a manner that allows a reasonably diligent person representing the a buyer to identify the potential consequences of such disclosure. However, in case of discrepancies between the aforementioned and the information and facts stated in this Agreement, the information and facts in this Agreement shall prevail.

14.2	General Indemnification

14.2.1	The Sellers shall jointly and severally compensate and reimburse the Buyer and the Company for any Loss suffered by them, as a result of a breach of the Sellers’ Warranties, the Specific Warranty or any other provision of this Agreement. Nonetheless, any liability for Loss suffered by the Buyer or the Company due to a breach of the Sellers’ Warranties under Section 9.1 (Due incorporation), Section 9.3 (Ownership) or breaches of the covenants in Sections 12.2 and 12.3 shall be a several liability for each breaching Seller. Compensation for Losses shall only cover the actual Loss and shall not be multiplied by any factor reflecting any valuation or potential purchase price impact.

14.3	Purchase Price Reduction

14.3.1	Any payment by any or all of the Sellers under this Section 14 shall be paid to the Buyer and deemed a reduction of the Purchase Price.

14.3.2	Reduction of the Purchase Price for breach of any of the Sellers’ Warranties shall be made with an amount corresponding to the incurred Loss on a USD by USD basis.

14.4	No Other Remedy

14.4.1	It is specifically agreed that the Sellers’ liability in relation to the Company’s business is exclusively governed by the Sellers’ Warranties and the Specific Warranty and thus no remedy whatsoever under the Sale of Goods Act (Sw. Köplagen (1990:931)) or under any other statute, law or legal principle, including (but not limited to) the right to rescind this Agreement, shall be available to the Buyer.

14.4.2	The Parties agree that the provisions under the Swedish Sale of Goods Act regarding the Buyer’s obligation to examine the goods after delivery have been substituted by the Buyer’s examination of the Company prior to the entering into of this Agreement and the provisions of this Agreement.

15	LIMITATIONS TO THE SELLERS’ WARRANTIES

15.1	Limitations in Time

15.1.1	Any Claim by the Buyer for breach of the Sellers’ Warranties shall be made prior to the date falling eighteen (18) months after the Closing Date, except for Claims (i) regarding Taxes, Section 9.6, which shall be made within three (3) months from the date when the Taxes in question have been subject to final and non-appealable decision by the relevant and competent Tax Authority and (ii) under the Specific Warranty and Sections 9.1—9.3, which can be made within ten (10) years from the Closing Date.

15.1.2	The Buyer shall not be entitled to make a Claim unless the Buyer has given written notice to the Sellers’ Representative – whereby providing reasonable information of the circumstances giving rise to such Claim and accompanied by reasonable particulars of the Claim specifying the nature of the Claim and, as far as reasonably practicable, the amount of the Claim – within a period of thirty (30) Business Days from the date when the Trinity Biotech Plc.’s CEO, COO or CFO became aware of such Claim.

15.2	Limitations in Amount

15.2.1	Except in relation to the Specific Warranty and the Sellers’ Warranties in Sections 9.1—9.3, and 9.6, which shall not be subject to any limitations in amount as stated below in this Section 15.2.1, the Buyer shall be entitled to indemnification for the breach by the Sellers of the Sellers’ Warranties (i) in respect of individual Claims (or multiple or series of claims pertaining, or arising out of identical, similar or related facts and circumstances) if the Loss is greater than USD 5,000 (a “Qualifying Claim”) and (ii) if the aggregate amount of the Loss under such Qualifying Claim or Claims exceed an amount corresponding to USD 50,000, in which case the Buyer shall be compensated with the full amount of such Losses, i.e. from the first USD of the Loss.

15.2.2	Each Seller’s total liability under this Agreement shall not exceed an amount corresponding such Seller’s portion of the Aggregated Consideration. This limitation shall however not apply to any liquidated damages payable by a Seller under Sections 12.2 or 12.3.

15.3	Other

15.3.1	The Sellers shall have the reasonable right to remedy any breach of the Sellers’ Warranties and any Loss resulting therefrom within a period of sixty (60) days after the Sellers’ Representative’s receipt of a notice of a claim from the Buyer. The Sellers shall not be liable for any breach to the extent that the breach and Loss has been so remedied by the Sellers.

15.3.2	No matter shall be the subject of a claim by the Buyer for any Loss to the extent that a specific reserve has been made for such matter in the Annual Accounts or the Management Accounts.

15.3.3	The Buyer and the Company shall take reasonable steps to mitigate Losses. Swedish general principles for mitigation of loss shall apply to such mitigation.

15.3.4	If any Loss for which the Sellers are liable under this Agreement is a tax-deductible item for the Buyer or the Company, the recoverable Loss shall be reduced by an amount equivalent to the actual tax saving utilised by the Buyer or the Company during the fiscal year in which the Loss occurs or during the two subsequent fiscal years, provided however that neither the Buyer nor the Company has any unutilised tax loss carried forward. The Sellers shall however always compensate and reimburse the Buyer, or the Company as case may be, in accordance with this Agreement for any recoverable Loss and the Buyer shall repay any actual tax saving utilised only when the Buyer or the Company has received its final tax bill for the fiscal year during which year the tax saving was utilised.

15.3.5	The Sellers shall have no obligation to satisfy a Claim with respect to Tax before the Buyer or the Company, as applicable, is obliged to make payment to the relevant Tax Authority.

15.3.6	A liability which is contingent shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable.

15.3.7	No claim for a Loss may be brought by the Buyer against the Sellers if and to the extent that any such Loss (i) occurs on as a result of any legislation not in force on the Closing Date, or which takes effect retrospectively, or occurs as a result of any increase in the tax rate that is in force as of the Closing Date and (ii) occurs as a result of any act, omission or transaction carried out at the written request, or with the written consent, of the Buyer before the Closing.

15.3.8	For the avoidance of doubt, no limitations shall apply on indemnification for breaches of this Agreement for the Sellers in case of fraud, intentional breach or wilful misrepresentation on the part of the Sellers.

15.3.9	If the Sellers make any payment to the Buyer as a settlement of a Claim and the Buyer or the Company (i) has the right to recover from any third party any amount that has formed the basis of the Claim or (ii) recovers from any third party any corresponding amount that has formed the basis of the Claim, the Buyer shall promptly and without request from the Sellers either itself, or procure that the Company, either repay(s) such payment to the Sellers or assign(s) the right to payment to the Sellers. The Buyer shall under no circumstances not be obliged to repay/assign, or procure that the Company repays/assigns, an amount that is higher the amount received from the Sellers (reduced by the Buyer’s costs in relation to such recovery) to the Buyer as settlement of the said Claim.

16	THIRD PARTY CLAIMS

16.1	If any of Trinity Biotech Plc’s CEO, COO or CFO becomes aware of any claims, actions or demands against the Buyer or any of its Affiliates by any third party which may lead to a Claim, the Buyer shall procure that written notice thereof is given to the Sellers’ Representative no later than thirty (30) Business Days after any of Trinity Biotech Plc’s CEO, COO or CFO (as the case may be) became aware of the relevant fact or circumstance. In connection with any third party claim, the Buyer shall;

a)	take such action and give such information and access to personnel, premises, documents and records to the Sellers and the Sellers’ professional advisors as the Sellers may reasonably request in order to avoid, dispute, mitigate, settle, defend or appeal any claim;

b)	not make any admission of liability, agreement or compromise with any person, body or authority without (i) first having consulted the Sellers’ Representative or (ii) taken due regard to the interests of the Sellers hereunder;

c)	make commercial reasonable endeavors to maintain any applicable policy of insurance under which such third party claim could be covered;

d)	at the request of the Sellers’ Representative, allow the Sellers the right to, at the Sellers’ own cost and expense, dispute and defend a third party claim in the name of the Company. In connection with the handling of such third party claim, each Party shall provide the other Party with information and assistance as it reasonably requests; and

e)	at the Sellers’ expense, grant and give, and shall ensure that the Company will grant and give, to the Sellers reasonable authorizations and assistance in the Sellers’ dispute and defense of any such third party claim and to properly conduct any litigation resulting therefrom.

17	MISCELLANEOUS

17.1	Waiver

17.1.1	The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that Party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

17.2	Assignment

17.2.1	No Party may assign or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Invifed shall prior to the Closing Date by written notice to the Buyer and the Sellers’ Representative have the right to assign all its right and obligations under this Agreement to a company wholly-owned, directly or indirectly, by Investor Aktiebolag, corporate registration no. 556013-8298, provided however that Invifed at the same time transfers its Shares including its full and unrestricted ownership, free and clear of all Encumbrances, in and to such Shares. Authorised signatories of Invifed and the transferee shall sign the written notice which shall contain full company details of the transferee (including full name, Swedish corporate registration number and registered address) as well as statements that the transferee adheres to this Agreement and that Invifed has assigned and the transferee has assumed any and all rights and obligations of Invifed under this Agreement including the transfer of Invifed’s Shares in the Company (which transfer also will be reflected in the Company’s share register at Closing). For the avoidance of doubt, it shall be expressly stated that Invifed may only assign and transfer all, and not less than all, of its rights and obligations hereunder and all of its Shares.

17.3	Costs

17.3.1	The Sellers and the Buyer will each bear their own fees and expenses, including but not limited to advisors’ fees and expenses, incurred in connection with the negotiations, preparation and execution of this Agreement and the transactions contemplated hereby.

17.4	Entire Agreement

17.4.1	This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein, and supersedes and cancel all agreements and negotiations (whether written or oral) prior to the date hereof between the Parties regarding the subject matter hereof. There are no agreements between the Parties with respect to the transactions contemplated under this Agreement other than those set forth herein or made hereunder.

17.5	Amendments

17.5.1	No modifications, amendments or alterations of this Agreement may be made except in writing, duly signed by each of the Parties to this Agreement.

17.6	Notices

17.6.1	All notices and other communications required or permitted under this Agreement shall be in writing in the English language, and shall be addressed to as set forth below or to such other addresses as may be given by written notice in accordance with this Section 17.6;

If to the Buyer:

To: Trinity Biotech Plc.

Attn. Kevin Tansley

IDA Business Park,

Southern Cross Road,

Bray, Co Wicklow.

Ireland

With a copy (not serving as notice) to:

Wistrand Advokatbyrå

Attn: Lars Hasp

Box 7543

103 93 Stockholm

Sweden

If to the Sellers:

To: Hjalmar Didrikson

Alfvén & Didrikson Invest AB

Västra Trädgårdsgatan 15

SE-111 53 Stockholm

Sweden

With a copy (not serving as notice) to:

Advokatfirman Vinge KB

Attn: Johan Winnerblad

Box 1703

111 87 Stockholm

Sweden

17.6.2	Should the Buyer or the Sellers’ Representative not have confirmed receipt (in any form), a notice or other communication shall nevertheless be deemed received:

a)	if delivered by hand, sent by reputable international overnight courier (with return or delivery receipt obtained) on the date of receipt by the recipient thereof if received prior to 17.00 (CET) and such day is a Business Day, and otherwise on the next succeeding Business Day; or

b)	seven (7) Business Days after having been sent by registered or certified mail, return or delivery receipt requested, postage prepaid.

17.7	Execution and Effectiveness

17.7.1	This Agreement may be executed in one or more counterparts, all of which taken together shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered, by facsimile or otherwise, to the other Party.

17.8	Confidentiality

17.8.1	No Party may make any announcement relating to the existence or the subject matter of this Agreement without the prior written approval of the other Party. This shall not affect any announcement required by law or any regulatory body or the rules of any recognised stock exchange, but the Party with an obligation to make an announcement shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

17.9	Sellers’ Representative

17.9.1	The Sellers hereby irrevocably and unconditionally appoint the Sellers’ Representative to act as their lawful agent and representative to the effect that the Sellers’ Representative shall be authorized to, acting alone, do the following on his, her or its behalf:

a)	receive, deliver, order or make any payment relating to this Agreement and any other document pertaining to the transactions subject to this Agreement;

b)	enter into any agreement in relation to the transactions subject to this Agreement;

c)	sign, deliver and accept receipt of any notice, request, proposal or consent or other communication relating to this Agreement or any other document pertaining to the transactions subject to this Agreement whereby the Buyer shall be entitled in its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Sellers’ Representative. Service of any notice or other communication on the Sellers’ Representative shall be deemed to constitute valid service thereof on all the Sellers, and the Buyer shall be under no obligation to verify the validity of any actions taken by the Sellers’ Representative on behalf of the Sellers;

d)	agree to amend this Agreement or any other document pertaining to the transactions subject to this Agreement;

e)	assert, negotiate, enter into settlements, consent or agree to arbitration and comply with any orders of courts and awards of arbitrators with respect to any claim under this Agreement (including with any third parties in respect of a third party claim) and any other document pertaining to the transactions subject to this Agreement; and

f)	take all actions necessary or appropriate in the sole judgment of the Sellers’ Representative for the accomplishment of any of the foregoing (including any corporate actions in relation to the transactions subject to this Agreement) and otherwise to represent each of the Sellers in any other matter under this Agreement and otherwise in relation to the transactions subject to this Agreement.

17.9.2	The Sellers agree that the Sellers’ Representative shall not be liable for any act done or omitted in his or her capacity as the Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Further, the Sellers’ Representative shall be entitled to reasonable compensation from the Sellers for any work performed in his or her capacity as the Sellers’ Representative and for any legal fees and out of pocket expenses incurred in connection therewith

17.10	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Sweden, without giving effect to the choice of law principles thereof.

17.11	Arbitration

17.11.1	Any dispute arising out of this Agreement, or other contracts resulting from it, shall be finally settled by Arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in force at any time. The Arbitration tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitration proceedings shall be English.

17.11.2	The Parties agree not to disclose any information obtained in connection with the arbitration proceedings (including all communications, decisions and rulings in the arbitration proceedings) to any third party unless the other Party has given its written consent to disclose such information or if required to do so by law or other binding regulations.

17.11.3	The Sellers acknowledge that any breach of Sections 12.2 or 12.3 could cause irreparable harm to the Buyer for which monetary reimbursement may be an inadequate remedy. The Sellers therefore agree that notwithstanding Sections 17.11.1 and 17.11.2; the Buyer shall have the right, in addition to its rights to recover monetary damages and other rights and remedies under this Agreement, to seek injunctive relief for any violation or threatened violation thereof, with optional Swedish public court as the court of jurisdiction.

[Signature page to follow]

This Agreement has been executed in two originals of which the Buyer and the Sellers’ Representative have taken one each.

For and on behalf of Goldcup 7149 AB, c.n.t Trinity Biotech Sweden AB	For and on behalf of XXXX Xxxxxxxxx XX Xxxxxx x Xxxxxxxxx Xxxxxx XX Xxxxxxxx XX Xxxx Xxxxxxxxxx Xxx Xxxxx
Kevin Tansley, by proxy For and on behalf of Xxxxxxx XX	Xxxx Xxxxxxxxx Xxxxx Xxxxxxxxx Xxxxxxx Xxxx Xxxxx Xxxxx
Xxxxx Xxxxxxxxxx, by proxy	Hjalmar Didrikson, by proxy

Guarantee and Undertaking

Trinity Biotech Plc, the parent company of the Buyer, hereby guarantees the due and punctual fulfilment of the Buyer’s obligations under the Agreement as if they were its own (Sw. såsom för egen skuld) and hereby undertakes to perform those obligations of the Buyer under the Agreement which by their nature cannot be fulfilled by the Buyer. This guarantee and undertaking shall be governed by and construed in accordance with the laws of Sweden, without giving effect to the choice of law principles thereof, and any disputes hereunder shall be settled by arbitration pursuant to the same rules as provided for in the Agreement.

Trinity Biotech Plc undertakes to meet the current public information requirement under rule 144 of the Securities Act of 1933 as amended.

Trinity Biotech Plc further undertakes to file form 20-F within six (6) months after the Closing Date, to the extent permissible or otherwise as soon as possible thereafter, or failing such filing file a registration statement allowing the Trinity ADR certificates to become unrestricted.

As of the date first above written.

TRINITY BIOTECH PLC

Kevin Tansley, by proxy